news release

Contact Information:
Steve Berry
NeoMagic Corporation
Chief Financial Officer
(408) 988-7020

NEOMAGIC®  CORPORATION ANNOUNCES RECEIPT OF
NOTICE OF DELISTING FROM THE NASDAQ CAPITAL MARKET

Santa Clara, Calif. - October 10, 2008 - NeoMagic Corporation (Nasdaq: NMGC) announced today that on October 6, 2008, the Company received a Nasdaq Staff Determination letter indicating that the Company does not comply with the minimum shareholders’ equity, market value of listed securities or net income requirements for continued listing set forth in Marketplace Rule 4310(c)(3), and that its common stock is therefore, subject to delisting from The Nasdaq Capital Market. The Company is not seeking to challenge the Staff determination and delisting since it would be unable to comply with these requirements in the near term. As a result, the Company’s common stock will be delisted from The Nasdaq Capital Market and trading of its common stock will be suspended at the opening of business on October 15, 2008. A Form 25-NSE will be filed by the Staff with the Securities and Exchange Commission, which will remove the Company’s common stock from listing and registration on The Nasdaq Stock Market.

As previously announced, NeoMagic is making efforts to wind-down its operations and is taking actions to realize the value from its remaining assets for the benefit of creditors. The Company is also taking action to maintain continuity of supply of its products to current customers. The Company does not currently anticipate that any proceeds will be available for distribution to its shareholders following payment of its liabilities.

The Company expects to be eligible for quotation on the OTC Bulletin Board, a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. However, no assurance can be given that market makers currently making a market in the Company’s common stock will continue to make a market in the Company’s common stock or that the Company’s common stock will continue to be eligible for quotation on the OTC Bulletin Board. The Company intends to request that current market makers continue to make markets in the Company’s common stock on the OTC Bulletin Board and/or the Pink Sheets, as the case may be. The Company anticipates disclosing further trading venue information for its common stock once such information becomes available.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, related to the Company’s expectation to be eligible for quotation on the OTC Bulletin Board or another securities trading venue. These forward-looking statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors, including but not limited to the Company’s ability to find a qualified market maker in the Company’s common stock who is willing to continue to make a market in the Company’s common stock on the OTC Bulletin Board or another securities trading venue. There is no certainty that current or future efforts to secure a market maker will be successful. Additional risks that could affect the Company’s compliance with securities trading venue requirements or the future operating results of the Company are more fully described in the Company’s most recent annual report on Form 10-K and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company, except as may be required by law.